Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:	Investors:
Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Receives FDA Clearance to Resume Clinical Studies of

PPI-2458 in Non-Hodgkin’s Lymphoma

PPI-2458 blocks a novel molecular target involved in cancer and autoimmune diseases

Waltham, MA — June 22, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today announced that it has received clearance from the United States Food and Drug Administration (FDA) to resume its Phase 1 clinical trial of PPI-2458 in non-Hodgkin’s lymphoma (NHL).  The Company previously reported that the FDA had issued a clinical hold based upon a preliminary neuropathological finding in an animal safety study.  Since that time, PRAECIS has been working to resolve the issue by further elucidating the nature of the original finding in several completed and ongoing animal studies, and by modifying its clinical plan.  PRAECIS has been notified by the FDA that the clinical hold issues have been satisfactorily resolved and that clinical trials may resume.

PPI-2458 is a specific inhibitor of an enzyme, methionine aminopeptidase type 2 (MetAP2), thought to be involved in the growth of a spectrum of cancers, thus, representing a potentially new and important addition to the growing list of therapeutics that are aimed at specific molecular oncology targets.  Excess levels of this enzyme, as compared to normal, non-cancerous tissues, have been measured in lymphomas and, more recently, in cancers such as colorectal cancer.  The Company has developed a proprietary pharmacodynamic assay that will be utilized in clinical studies to assess the level of inhibition of MetAP2 achieved by PPI-2458.  In addition to the inhibition of MetAP2, PPI-2458 has been shown in preclinical studies to block angiogenesis, or the mechanism by which tumors create new blood vessels to sustain their growth.

“We are extremely pleased to resume the clinical development of PPI-2458 for non-Hodgkin’s lymphoma in such a timely manner.  This drug’s mechanism of action – the inhibition of both the

MetAP2 enzyme as well as the blocking of new blood vessel formation – is a potentially important pathway to prevent the growth of several types of cancers and adds to an important list of molecular targets involved in cancer therapy,”  said Marc B. Garnick, M.D., Executive Vice President and Chief Medical and Regulatory Officer of PRAECIS.

The Company is also evaluating potential trials for PPI-2458 in autoimmune diseases, including  rheumatoid arthritis.  Preclinical studies have demonstrated the efficacy of PPI-2458 in several rodent models of rheumatoid arthritis, including a rodent model of collagen-induced arthritis.

About Non-Hodgkin’s Lymphoma

There are approximately 50,000 new cases of NHL in the United States annually resulting in approximately 25,000 deaths each year.  The PPI-2458 trial will include patients with diffuse large B-cell lymphoma and follicular lymphoma.  These two types of NHL represent approximately half of all NHL cases with the United States.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s continued clinical development of PPI-2458 for the treatment of non-Hodgkin’s lymphoma.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA, unexpected results in ongoing and future preclinical or clinical trials and related analyses, and the need for additional research and testing, including those required as a result of unanticipated determinations by the FDA, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.